Exhibit 99.1

AIM ImmunoTech Receives IND Clearance from the U.S. FDA to Advance its Phase 2 Study of Ampligen® for the Treatment of Locally Advanced Pancreatic Cancer

Data seen to date indicates that Ampligen® (rintatolimod) could be a potential effective maintenance therapy after systemic chemotherapy in patients with advanced pancreatic cancer

In a single-center named patient program, treatment with Ampligen following FOLFIRINOX was associated with improved survival rates in pancreatic cancer patients compared to matched controls of patients who did not receive Ampligen

Advanced Pancreatic Cancer Phase 2 study expected to commence before year end

OCALA, FL (March 16, 2022) – AIM ImmunoTech Inc. (NYSE: American AIM) (“AIM” or the “Company”), an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders, and viral diseases, including COVID-19, the disease caused by the SARS-CoV-2 virus, today announced it has received notification from the U.S. Food and Drug Administration (“FDA”) that the FDA’s Clinical Hold on AIM’s investigational new drug (“IND”) application for a Phase 2 study of Ampligen as a therapy for locally advanced pancreatic cancer (AMP-270) has been lifted and the Company may proceed with the study.

“Based on the data we’ve seen to date, we believe Ampligen has the potential to offer an important treatment option to patients living with pancreatic cancer. This is a significant milestone for the Company and further positive Phase 2 confirmation of these results would demonstrate the potential of Ampligen as an effective therapy option. We are incredibly pleased and grateful to the FDA for its authorization, which enables us to proceed with further clinical evaluation. Our team is focused on commencing our Phase 2 study which we believe brings us another step closer to providing a potentially effective therapy after systemic chemotherapy in patients with advanced pancreatic cancer,” commented Thomas Equels, Chief Executive Officer of AIM.

The AMP-270 clinical trial is planned to be a randomized, open-label, controlled, parallel-arm study with the primary objective of comparing the efficacy of Ampligen versus a no treatment control group following FOLFIRINOX for subjects with locally advanced pancreatic adenocarcinoma. Secondary objectives include comparing safety and tolerability. We plan to enroll approximately 90 subjects across up to 30 centers in the U.S. and Europe. The Buffett Cancer Center at the University of Nebraska Medical Center (UNMC) and Erasmus MC in The Netherlands are expected to be the primary study sites. Amarex Clinical Research will manage the AIM-sponsored Phase 2 study.

Prof. Casper H.J. van Eijck, MD, PhD, Pancreato-biliary Surgeon at Erasmus MC, states, “The longer median Progression Free Survival and overall survival rates of our patients treated with Ampligen that we have seen already are very encouraging and warrant further evaluation. With this devastating disease where there remains a need for more effective therapies, we are excited to advance the development of this important asset that has shown promise in addressing that need. I believe Ampligen has the potential to be a meaningful extension to the standard of care for advanced pancreatic cancer and I look forward to seeing the results of this next trial.”

Prof. Michael A. “Tony” Hollingsworth, PhD, of the Buffett Cancer Center at UNMC, states “We are excited to undertake this clinical trial and associated correlative studies to better understand the mechanism by which Ampligen may extend survival of pancreatic cancer patients. The development of new therapeutic options is of utmost importance to the pancreatic cancer community, as we have so few options for patients.”

Prof. Kelsey Klute, MD, of the Buffett Cancer Center at UNMC, stated, “Ampligen has shown promising activity in treating pancreatic cancer in the Erasmus Program and in preclinical models. This is an important step toward formally testing its activity in patients affected by this devastating disease.”

Ampligen is AIM’s dsRNA product candidate being developed for globally important cancers, viral diseases and disorders of the immune system. Ampligen has demonstrated in the clinic the potential for standalone efficacy in a number of solid tumors. Additionally, Ampligen has shown success in increasing survival rates and efficacy in the treatment of animal tumors when used in combination with checkpoint blockade therapies. Ampligen is currently being evaluated as a combinational therapy for the treatment of a variety of solid tumor types in multiple clinical trials — both underway and planned — at major cancer research centers around the country. Ampligen is also being used as a monotherapy to treat pancreatic cancer patients in an Early Access Program (EAP) approved by the Inspectorate of Healthcare in the Netherlands at Erasmus Medical Center.

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders, and viral diseases, including COVID-19, the disease caused by the SARS-CoV-2 virus.

For more information, please visit www.aimimmuno.com.

Cautionary Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Words such as “may,” “will,” “expect,” “plan,” “anticipate” and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. Many of these forward-looking statements involve a number of risks and uncertainties. Among other things, for those statements, the Company claims the protection of safe harbor for forward-looking statements contained in the PSLRA. Studies and trials are subject to many factors including lack of regulatory approval(s), lack of study drug, or a change in priorities at the institutions sponsoring other trials. Significant additional testing and trials will be required to determine whether Ampligen will be an effective therapy for locally advanced or metastatic late-stage pancreatic cancer or otherwise, and no assurance can be given that this will be the case. There is the potential for delays in clinical trial enrollment and reporting because of the COVID-19 medical emergency. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

Investor Relations Contact

JTC Team, LLC

Jenene Thomas

833-475-8247

AIM@jtcir.com